MAXTOR CORPORATION


                                                          EXHIBIT 21.1


SUBSIDIARIES OF MAXTOR CORPORATION, INCORPORATED IN DELAWARE ("MAXTOR")

                   Fiscal year ended March 25, 1995:



1)   Maxtor Peripherals (S) Pte Ltd. ("MPS"), incorporated in
     Singapore, is a wholly-owned subsidiary of Maxtor.

2) Maxtor Ireland Limited, incorporated in Ireland, is a wholly-owned subsidiary of MPS.

3) Maxtor (Hong Kong) Limited, incorporated in Hong Kong, is a wholly-owned subsidiary of Maxtor.

4) Maxtor Europe Ltd., incorporated in the United Kingdom, is a wholly-owned subsidiary of Maxtor.

5) Maxtor Europe GmbH, incorporated in Germany, is a wholly-owned subsidiary of Maxtor.

6) Maxtor Europe Sarl, incorporated in France, is a wholly-owned subsidiary of Maxtor.

7) Maxtor (Japan) Ltd., incorporated in Japan, is a wholly-owned subsidiary of Maxtor.

8) Maxtor Disc Drives Pty Ltd., incorporated in Australia, is a wholly-owned subsidiary of Maxtor.

9) Maxtor Asia Pacific Ltd., incorporated in Hong Kong, is a wholly owned subsidiary of Maxtor and maintains a branch operation in Taiwan.

10) Maxtor Korea Ltd., incorporated in Korea, is a wholly-owned subsidiary of Maxtor.

11) Maxtor (Thailand) Limited, incorporated in Thailand, is a wholly-owned subsidiary of Maxtor.

12) IMS International Manufacturing Services, Ltd. ("IMS"), incorporated in Cayman Islands as a holding company, is a wholly-owned subsidiary of Maxtor.

13) IMS (Thailand) Ltd., incorporated in Thailand, is a wholly-owned subsidiary of IMS.

14)  International Manufacturing Services, Inc., incorporated in
     Delaware, is a wholly-owned subsidiary of Maxtor.

15) Storage Dimensions, Inc., incorporated in Delaware. Maxtor holds a 32.8% interest in this company.